Exhibit (a)

RUSSELL INVESTMENT COMPANY
RUSSELL INVESTMENT FUNDS
RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS
RUSSELL INVESTMENTS NEW ECONOMY INFRASTRUCTURE FUND
RUSSELL INVESTMENTS STRATEGIC CREDIT FUND
(each, a “Registered Fund”)

CODE OF ETHICS
FOR
SENIOR REGISTERED FUND OFFICERS
This Code of Ethics (“Code”) applies to the Chief Executive Officer and Chief Financial Officer (each, a “Senior Registered Fund Officer”) of each Registered Fund and, pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, is designed to promote:
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honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
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full, fair, accurate, timely and understandable disclosure in reports and documents that a Registered Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by each Registered Fund;
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compliance with applicable laws and governmental rules and regulations;
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the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and
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accountability for adherence to the Code.
For purposes of this Code, references to the Chief Legal Officer or the Chief Compliance Officer shall be deemed to include a delegate or designee selected by the Chief Legal Officer or Chief Compliance Officer for a particular matter; provided, that any such delegate or designee must have the requisite knowledge, position with the Registered Funds or other entity within the Russell Investments organization, and experience to carry out the associated responsibilities.
I.

SENIOR REGISTERED FUND OFFICERS SHOULD ACT HONESTLY AND CANDIDLY
Each Senior Registered Fund Officer owes a duty to each Registered Fund to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.
Each Senior Registered Fund Officer must:
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act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or by a Registered Fund’s policies;
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observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Registered Fund policies;
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adhere to a high standard of business ethics; and
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place the interests of each Registered Fund before the Senior Registered Fund Officer’s own personal interests.
All activities of Senior Registered Fund Officers should be guided by and should adhere to these fiduciary standards.
II.

SENIOR REGISTERED FUND OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST
Guiding Principles.
A “conflict of interest” occurs when a Senior Registered Fund Officer’s private interest interferes with the interests of his or her service to a Registered Fund. A conflict of interest can arise when a Senior Registered Fund Officer takes actions or has interests that may make it difficult to perform his or her Registered Fund work objectively and effectively. For example, a conflict of interest would arise if a Senior Registered Fund Officer, or a member or his family, receives improper personal benefits as a result of his or her position with a Registered Fund. In addition, Senior Registered Fund Officers should be sensitive to situations that create apparent, if not actual, conflicts of interest. Service to a Registered Fund should never be subordinated to personal gain and advantage.
Certain conflicts of interest arise out of the relationships between Senior Registered Fund Officers and a Registered Fund that already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended. For example, Senior Registered Fund Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Registered Fund because of their status as “affiliated persons” of the Registered Fund. Therefore, the existing statutory and regulatory prohibitions on individual behavior will be deemed to be incorporated into the Code and therefore any such violation will also be deemed a violation of the Code. Senior Registered Fund Officers must in all cases comply with applicable statutes and regulations.
As to conflicts arising from, or as a result of, the contractual relationship between each Registered Fund and its investment adviser of which the Senior Registered Fund Officers are also officers or employees, it is recognized by each Registered Fund’s Board of Trustees (the “Board”) that, subject to the adviser’s fiduciary duties to a Registered Fund, the Senior Registered Fund Officers will, in the normal course of their duties (whether formally for a Registered Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions which will have different effects on the adviser and a Registered Fund. The Board recognizes that the participation of the Senior Registered Fund Officers in such activities is inherent in the contractual relationship between a Registered Fund and the adviser and is consistent with the Board’s expectation of the performance by the Senior Registered Fund Officers of their duties as officers of a Registered Fund. In addition, it is recognized by the Board that the Senior Registered Fund Officers may also be officers or employees of other investment companies advised by the same adviser and the codes of ethics of those investment companies will apply to the Senior Registered Fund Officers acting in those distinct capacities.
Each Senior Registered Fund Officer must:
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avoid conflicts of interest wherever possible;
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handle any actual or apparent conflict of interest ethically;
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not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Registered Fund whereby the Senior Registered Fund Officer would benefit personally to the detriment of a Registered Fund;
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not cause a Registered Fund to take action, or fail to take action, for the personal benefit of the Senior Registered Fund Officer rather than for the benefit of a Registered Fund;
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not use material non-public knowledge of portfolio transactions made or contemplated for a Registered Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;
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as described in more detail below, discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with a Registered Fund’s Chief Legal Officer; and
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report at least annually any affiliations or other relationships related to conflicts of interest as requested from time to time in a Registered Fund’s directors & officers questionnaire.
The Senior Registered Fund Officers should follow the precepts and requirements of the Russell Investments’ code of ethics as adopted by a Registered Fund from time to time, including its policies regarding personal securities accounts, outside business affiliations, gifts and entertainment and conflicts of interest.
III.

DISCLOSURE
Each Senior Registered Fund Officer is required to be familiar with, and comply with, the Russell Investments Registered Fund Services, LLC Sarbanes-Oxley Policy and any corresponding disclosure controls and procedures so that a Registered Fund’s reports and documents filed with the SEC and other public communications comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each Senior Registered Fund Officer having direct or supervisory authority regarding these SEC filings or a Registered Fund’s other public communications should, to the extent appropriate within his area of responsibility, consult with other Registered Fund officers and employees and the adviser and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
Each Senior Registered Fund Officer must:
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familiarize himself or herself with the disclosure requirements generally applicable to a Registered Fund; and
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not knowingly misrepresent, or cause others to misrepresent, facts about a Registered Fund to others, whether within or outside a Registered Fund, including to a Registered Fund’s auditors, independent trustees, independent auditors, or governmental regulators and self-regulatory organizations.
IV.

COMPLIANCE
It is each Registered Fund’s policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Senior Registered Fund Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.
V.

REPORTING AND ACCOUNTABILITY
Each Senior Registered Fund Officer must:
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upon receipt of this Code, and annually thereafter, acknowledge that he or she has read the Code, understands its provisions and agrees to abide by its requirements as set forth elsewhere in this Code;
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not retaliate against any officer or employee of a Registered Fund or their affiliated persons for reports of potential violations that are made in good faith; and
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notify a Registered Fund’s Chief Legal Officer and/or a Registered Fund’s Chief Compliance Officer promptly if he or she becomes aware of any existing or potential violation of the Code. Failure to do so is itself a violation of the Code.
Except as described otherwise below, a Registered Fund’s Chief Compliance Officer is responsible for applying the Code to specific situations in which questions are presented to him or her and has the authority to initially interpret the Code in any particular situation. A Registered Fund’s Chief Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported to him or her.
A Registered Fund’s Chief Compliance Officer is authorized to consult, as appropriate, with a Registered Fund’s Chief Legal Officer, legal counsel to a Registered Fund’s independent trustees, or the chair of the Audit Committee (the “Committee”), and is encouraged to do so.
The Committee is responsible for granting waivers, granting approvals, final interpretations and determining sanctions, as appropriate.
[1]
VI.

INVESTIGATIONS AND ENFORCEMENTS
Each Registered Fund will follow these procedures in investigating and enforcing the Code:
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the Registered Fund Chief Legal Officer and/or Registered Fund Chief Compliance Officer will take all action he or she deems appropriate to investigate any potential violations reported to him or her;
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if, after such investigation, the Registered Fund Chief Legal Officer and/or Registered Fund Chief Compliance Officer believes that no violation has occurred, the Registered Fund Chief Legal Officer and/or Registered Fund Chief Compliance Officer is not required to take any further action;
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any matter that the Registered Fund Chief Legal Officer and/or Registered Fund Chief Compliance Officer believes is a violation will be reported to the Committee or to the Board;
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if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the adviser or its board; or a recommendation to dismiss the Senior Registered Fund Officer;
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the Committee will be responsible for granting waivers, as appropriate; and
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any changes to or waivers of the Code will, to the extent required, be disclosed as provided by SEC rules.
VII.

OTHER POLICIES AND PROCEDURES
A Registered Fund’s adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the 1940 Act and the more detailed policies and procedures set forth therein are separate requirements applying to Senior Registered Fund Officers and others, and are not part of the Code.
VIII.

AMENDMENTS
The Code may not be amended except in a written document that is specifically approved by a majority vote of a Registered Fund’s Board, including a majority of independent trustees.
IX.

CONFIDENTIALITY
All reports and records prepared or maintained pursuant to the Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than a Registered Fund’s Chief Compliance Officer, Registered Fund Chief Legal Officer, the members of the Board and their counsels, a Registered Fund and its adviser and principal underwriter and their legal counsel. The obligation to preserve confidential information continues even after employment as a Senior Registered Fund Officer ends.
X.

INTERNAL USE
The Code is intended solely for the internal use by each Registered Fund and does not constitute an admission, by or on behalf of any Registered Fund, as to any fact, circumstance, or legal conclusion.

Last Updated: March 25, 2025

[1]
 Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer, as defined in Rule 3b-7 under the Exchange Act (17 CFR. 240.3b-7), of the registrant.”